As filed with the Securities and Exchange Commission on April 28, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERALTO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	92-1941413
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Veralto Corporation
225 Wyman St., Suite 250
Waltham, Massachusetts
(Address of principal executive offices)
02451
(Zip Code)

Veralto Corporation Non-Employee Directors’ Deferred Compensation Plan
(Full title of the plan)
James A. Tanaka
Vice President, Securities & Governance and Secretary
Veralto Corporation
225 Wyman St., Suite 250
Waltham, Massachusetts 02451
(Name and address of agent for service)
(781) 755-3655
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 is being filed by Veralto Corporation, a Delaware corporation (the "Registrant"), to register the offering of deferred compensation obligations pursuant to the Veralto Corporation Non-Employee Directors' Deferred Compensation Plan (the "Sub-Plan"), which is a sub-plan established under the Veralto Corporation 2023 Omnibus Incentive Plan (the "2023 OIP") and will become effective as of May 13, 2026. The Sub-Plan provides eligible non-employee directors of the Registrant with the opportunity to voluntarily defer all or a portion of their cash compensation, subject to the terms of the Sub-Plan. The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register the deferred compensation obligations of the Registrant under the Sub-Plan. The shares issuable under the 2023 OIP were previously registered on a Registration Statement on Form S-8 (File No. 333-274789) filed on September 29, 2023, as amended on February 28, 2024. A more detailed description of the Sub-Plan is set forth in Part II of this registration statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:
(1)Registrant’s Annual Report on Form 10-K filed on February 20, 2026;
(2)All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (1) above; and
(3)description of the Registrant’s Common Stock contained in the Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed on February 20, 2026, including any amendment or report filed for the purpose of updating such description.
In addition, all documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Deferred Compensation Obligations
Under the terms of the Sub-Plan, non-employee directors of the Company (the “Participants”) may elect to defer twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%) of
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the director’s Compensation as defined in the Sub-Plan (comprised solely of cash fees) in any plan year by submitting timely deferral elections. The deferred compensation obligations of the Company under the Sub-Plan (the "Obligations") are unfunded, unsecured promises of the Company to make distributions in the future of the amounts deferred under the Sub-Plan. All amounts deferred under the Sub-Plan are credited quarterly as units of measurement based upon the fair market value of the Company's Common Stock (a “Phantom Share”) by dividing the dollar amount of each Participant's deferrals for the applicable quarterly period by the fair market value on the date the amount deferred otherwise would have been paid to the Participant. The value of each Phantom Share thereafter fluctuates pari passu with the fair market value of a share of the Company's Common Stock. In the event a cash dividend is declared on the Company's Common Stock, a Participant's account will be credited with additional Phantom Shares equal to the dividend on the number of Phantom Shares credited to his or her account divided by the fair market value of the Common Stock on the day the dividend is paid.
Participants may elect to defer distribution until (i) termination of service for any reason, or (ii) the first, second, third, fourth, or fifth anniversary of such termination of service. If a Participant fails to specify a deferral period, the deferral period will expire upon the Participant's termination of service for any reason. Each Participant will receive a distribution in respect of Phantom Shares credited to a Participant's deferred compensation account in whole shares of Common Stock and cash with respect to any remaining fractional shares as soon as administratively feasible at the end of the applicable deferral period, subject to applicable tax laws.
Any undistributed deferred balances will be distributed to the Participant (or his or her beneficiary) in the event that, at any time prior to full distribution of such deferred balances, the Participant dies or a change in control of the Company occurs, in which case, each distribution will be made in whole shares of Common Stock and cash with respect to any remaining fractional shares as soon as administratively feasible following the Participant's death or the effective date of the change in control, and will be equal to the number of Phantom Shares credited to a Participant's deferred compensation account as of the date of death or the effective date of the change in control.
Neither the Participant nor any beneficiary designated by the Participant will have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable under the Sub-Plan, nor will any such amount be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's designated beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or designated beneficiary, or by transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.
The foregoing summary of the Sub-Plan is qualified in its entirety by reference to the terms and conditions of the Sub-Plan.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchases or redemptions (iv) any transaction from which the director or officer derived an improper personal benefit or (v) any officer in any action by or in the right of the corporation. Article VIII of the Registrant's Second Amended and Restated Certificate of Incorporation (the "A&R COI") eliminates the personal liability of the Registrant's directors and officers to the fullest extent permitted by the DGCL, subject to the exceptions set forth in Section 102(b)(7) of the DGCL described above.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
Article VIII of the A&R COI provides that the Registrant will indemnify any person who is or is threatened to be made a party to any action or proceeding by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant in any capacity with any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. Article VII of the Registrant's Second Amended and Restated Bylaws (the "A&R Bylaws") provides that the Registrant will indemnify any person who is or is threatened to be made a party to any threatened, pending, or contemplated action, suit, or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such proceeding, subject to the same good faith and reasonable belief standards set forth in Section 145 of the Delaware General Corporation Law. In the case of derivative actions, indemnification under the A&R Bylaws is limited to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person has been adjudged liable to the Registrant unless a court determines that such person is fairly and reasonably entitled to indemnity despite such adjudication.
The Registrant has in effect a directors and officers liability insurance policy indemnifying the Registrant’s directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. The Registrant pays the entire premium of this policy.
The Registrant has entered into indemnification agreements with each of the Registrant’s directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.
These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Corrected Second Amended and Restated Certificate of Incorporation of Veralto Corporation
4.2	Second Amended and Restated Bylaws of Veralto Corporation (incorporated by reference to Exhibit 3.2 to Veralto Corporation's Current Report on Form 8-K filed on May 15, 2025).
4.3
Veralto Non-Employee Directors’ Deferred Compensation Plan dated as of December 15, 2025 (incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K filed on February 20, 2026).

5.1*	Opinion of Skadden, Arps, Slate, Meagher, & Flom LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Skadden, Arps, Slate, Meagher, & Flom LLP (included as exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

*Filed herewith
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of April, 2026.

VERALTO CORPORATION
By:	/s/ James A. Tanaka
	Name:	James A. Tanaka
	Title:	Vice President, Securities & Governance and Secretary
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Tanaka, as his or her true and lawful attorney-in-fact and agent, with full power of substitution in any and all capacities, to sign the Registration Statement on Form S-8 of Veralto Corporation and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
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Signatures	Title	Date
/s/ Jennifer L. Honeycutt	President and Chief Executive Officer; Director	April 28, 2026
Jennifer L. Honeycutt	(Principal Executive Officer)

/s/ Sameer Ralhan	Senior Vice President and Chief Financial Officer	April 28, 2026
Sameer Ralhan	(Principal Financial Officer)

/s/ Bernard M. Skeete	Chief Accounting Officer	April 28, 2026
Bernard M. Skeete	(Principal Accounting Officer)

/s/ Linda Filler	Chair; Director	April 28, 2026
Linda Filler

/s/ Françoise Colpron	Director	April 28, 2026
Françoise Colpron

/s/ Daniel L. Comas	Director	April 28, 2026
Daniel L. Comas

/s/ Shyam P. Kambeyanda	Director	April 28, 2026
Shyam P. Kambeyanda

/s/ William H. King	Director	April 28, 2026
William H. King

/s/ Walter G. Lohr, Jr.	Director	April 28, 2026
Walter G. Lohr, Jr.

/s/ Heath A. Mitts	Director	April 28, 2026
Heath A. Mitts

/s/ Vijay Sankaran	Director	April 28, 2026
Vijay Sankaran

/s/ John T. Schwieters	Director	April 28, 2026
John T. Schwieters

/s/ Cindy L. Wallis-Lage	Director	April 28, 2026
Cindy L. Wallis-Lage

/s/ Thomas L. Williams	Director	April 28, 2026
Thomas L. Williams

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